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                                                                    EXHIBIT 12.1

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    SHANDA INTERACTIVE ENTERTAINMENT LIMITED                                      For the years ended December 31,
    RATIO OF EARNINGS TO FIXED CHARGES                                  ----------------------------------------------------
    ($ IN THOUSANDS, EXCEPT RATIO DATA)                                 1999    2000     2001      2002      2003      2004
                                                                        ----    ----     ----      ----      ----      ----
                                                                        ---------------------  Unaudited  ------------------


    FIXED CHARGES

a   Interest expensed and capitalized                                     NA      NA         0         0         0         0
b   Amortized premiums, discounts and capitalized expenses related
    to indebtedness                                                       NA      NA         0         0         0       426
c   An estimate of the interest within rental expense                     NA      NA        58       815     1,921     3,722
d   Preference security dividend requirements of consolidated
    subsidiaries                                                          NA      NA         0         0     5,317    10,596
                      TOTAL FIXED CHARGES                                 NA      NA        58       815     7,237    14,744

    EARNINGS BEFORE FIXED CHARGES:

a   Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income
    or loss from equity investees                                         NA      NA      -743    19,617    34,779    79,051
b   Fixed charges                                                         NA      NA        58       815     7,237    14,744
c   Amortization of capitalized interest                                  NA      NA         0         0         0         0
d   Distributed income of equity investees                                NA      NA         0         0         0         0
e   Our share of pre-tax losses of equity investees for which
    charges arising from guarantees are included in fixed charges         NA      NA         0         0         0         0
    Sum of earnings                                                       NA      NA      -685    20,432    42,017    93,795
Subtracting:
a   Interest capitalized                                                  NA      NA         0         0         0         0
b   Preference security dividend requirements of consolidated
    subsidiaries                                                          NA      NA         0         0     5,317    10,596
c   The minority interest in pre-tax income of subsidiaries that
    have not incurred fixed charges                                       NA      NA      -578         0      -440       201

        TOTAL EARNINGS BEFORE FIXED CHARGES                               NA      NA      -107    20,432    37,140    82,998

    RATIO OF EARNINGS TO FIXED CHARGES                                    NA      NA    -1.83x    25.08x     5.13x     5.63x

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